Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2019, relating to the consolidated financial statements of Cardlytics, Inc. appearing in the Annual Report on Form 10-K of Cardlytics, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
May 21, 2019